August 19, 2003
								Contact:  Hugh Bingham
								President
								3524 Airport Rd.
								Maiden, NC 28650
								828-464-8741 ext. 214


FOR IMMEDIATE RELEASE

AIR T, INC. COMPLETES PREVIOUSLY ANNOUNCED SALE OF ASSETS OF SUBSIDIARY, MOUNTAIN AIRCRAFT SERVICES, LLC

MAIDEN, NC - Air T, Inc. (Air T) (NASDAQ: AIRT). Walter Clark, Chairman of Air T, announced today that the company had completed the previously announced sale of its Mountain Aircraft Services, LLC (MAS) subsidiary through the sale of certain assets, the name (Mountain Aircraft Services) and the ongoing company operations for a total consideration of $1,850,000.

MAS, founded in 1993, engages in the business of warehousing and brokering aircraft parts and managing the overhaul, repair and logistical support of aircraft parts on behalf of customers.
Ward McConnell, Chairman, a private investor, and Mike Marsh, President, will lead the new ownership team. Mr. Marsh has served as Vice President and General Manager of MAS since its founding.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, "The finalization of this transaction enables Air T and it's subsidiaries to focus on core business competencies. We look forward to working with the new ownership group at MAS and anticipate having ongoing business relationships with them in the future."

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, aircraft parts brokerage, engine overhaul management and aircraft component repair services to the aviation industry and manufactures and services aircraft ground service equipment. Air T is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.